As filed with the Securities and Exchange Commission on October 27, 2017

Registration No. 333-169691
Registration No. 333-198645

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-169691
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-198645

UNDER THE SECURITIES ACT OF 1933
BLUCORA, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-1718107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6333 State Hwy 161, 6th Floor
Irving, Texas 75038
(Address of principal executive offices, including zip code)

BLUCORA, INC. RESTATED 1996 FLEXIBLE STOCK INCENTIVE PLAN
BLUCORA, INC. 2015 INCENTIVE PLAN AS AMENDED AND RESTATED
(Full title of the plan)

Ann J. Bruder
Chief Legal Officer and Secretary
Blucora, Inc.
6333 State Hwy 161, 6th Floor
Irving, Texas 75038
(972) 870-6000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Janice V. Sharry
Ryan R. Cox
Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219
(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer    ☐                        Accelerated filer ☒
Non-accelerated filer    ☐  (Do not check if a smaller reporting company)     Smaller reporting company ☐
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 30, 2010, Blucora, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-169691) (the “Original 2010 Form S-8”) with the Securities and Exchange Commission (the “SEC”), as amended by Post-Effective Amendment No. 1 to Registration Statement on Form S-8, filed on May 29, 2015 (“Post-Effective Amendment No. 1”), and Post-Effective Amendment No. 2 to Registration Statement on Form S-8, filed on May 25, 2016 (“Post-Effective Amendment No. 2,” and collectively with the Original 2010 Form S-8 and Post-Effective Amendment No. 1, the “Amended 2010 Form S-8”) for the purpose of registering 9,651,091 shares of common stock, par value $0.0001 per share (“Common Stock”), that could be issued to participants under the Blucora, Inc. Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”). In addition, on September 8, 2014, the Registrant filed a Registration Statement on Form S-8 (File No. 333-198645) for the purpose of registering an additional 1,804,432 shares of Common Stock that could be issued to participants under the 1996 Plan (the “2014 Form S-8”).

On May 28, 2015, the Registrant’s stockholders approved the Registrant’s 2015 Incentive Plan, which was subsequently amended and restated on May 24, 2016 (the “2015 Plan”) and, in connection therewith, no further awards have been or will be made under the 1996 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2015 Plan includes (i) all of the shares of Common Stock that were reserved for issuance under the 1996 Plan but unissued as of May 28, 2015 and (ii) all of the shares of Common Stock that were subject to awards under the 1996 Plan as of May 28, 2015 that subsequently cease to be subject to such awards, such as by expiration, cancellation or forfeiture of the awards. As a result, the Registrant subsequently filed (i) Post-Effective Amendment No. 1 for the purpose of deregistering 1,252,940 shares of Common Stock that remained available for issuance under the 1996 Plan that were not subject to awards at the time of adoption of the 2015 Plan (the “Unissued 1996 Plan Shares”) and (ii) Post-Effective Amendment No. 2 for the purpose of deregistering 756,136 shares of Common Stock that ceased to be subject to outstanding awards under the 1996 Plan by expiration, cancellation or forfeiture of such awards (the “Cancelled 1996 Plan Shares”).

On May 28, 2015, the Registrant filed a Registration Statement on Form S-8 (File No. 333-204585) for the purpose of registering shares of Common Stock issuable pursuant to awards under the 2015 Plan, including the Unissued 1996 Plan Shares. On May 25, 2016, the Registrant filed a Registration Statement on Form S-8 (File No. 333-211625) for the purpose of registering additional shares of Common Stock issuable pursuant to awards under the 2015 Plan, including the Cancelled 1996 Plan Shares.

As of October 26, 2017, there were 538,122 shares of Common Stock that were subject to outstanding awards under the 1996 Plan but may become issuable under the 2015 Plan as a result of expiration, cancellation or forfeiture and 769,623 shares of the Company’s Common Stock that have expired, been cancelled or were forfeited for an aggregate of 1,307,745 shares of the Company’s Common Stock, not including the Unissued 1996 Plan Shares or Cancelled 1996 Plan Shares, and which remained registered on the Amended 2010 Form S-8 and the 2014 Form S-8 (the “Carryover Shares”).

This Post-Effective Amendment No. 3 to the Amended 2010 Form S-8 and Post-Effective Amendment No. 1 to the 2014 Form S-8 is being filed pursuant to guidance from the staff of the SEC in Compliance and Disclosure Interpretation 126.43 of the Securities Act Forms to amend the Amended 2010 Form S-8 and the 2014 Form S-8 to reflect that the Carryover Shares may be issued pursuant to the 2015 Plan, as well as to include a copy of the 2015 Plan as an exhibit hereto and to include a new opinion as to the validity of the issuance of the Carryover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the SEC. Such documents are not being filed with the SEC either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Post-Effective Amendment pursuant to Item 3 of Part II of this Post-Effective Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement, other than information in a report or document that is “furnished” and not “filed” pursuant to the applicable rules and regulations of the SEC:

(a)
The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 28, 2017, including portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 20, 2017 that are incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(b)	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 4, 2017;

(c)	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, filed with the SEC on July 27, 2017;

(d)	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, filed with the SEC on October 26, 2017;

(e)
The Registrant's Current Reports on Form 8-K filed with the SEC on January 12, 2017, January 13, 2017 (Form 8-K/A), January 23, 2017, February 8, 2017, February 28, 2017, March 30, 2017, May 23, 2017, June 5, 2017, June 9, 2017, June 19, 2017, August 16, 2017 and September 5, 2017; and

(f)
The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A/A (File No. 000-25131) filed with the SEC on June 5, 2009, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report and any exhibits included with such Items), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of a corporation under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act and the Exchange Act. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant's Restated Certificate of Incorporation, as amended (the “Charter”), provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws. The Charter also provides that any amendment or repeal of the right of indemnification provided under the Charter will not be adversely affected for acts or omissions occurring prior to such amendment or repeal.

The Registrant's Amended and Restated Bylaws, as amended (“Bylaws”), provide for indemnification of the Registrant's officers and directors to the maximum extent permitted by the DGCL and establish such right to be a contract right. The Bylaws also provide that expenses incurred by an officer or director of the Registrant (acting in his or her capacity as such) in defending any such action, suit, or proceeding in advance of its final disposition shall be paid by the Registrant, subject to DGCL requirements. The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the Registrant may purchase and maintain insurance to protect itself and any such person against any such expenses, liability, and loss, whether or not the Registrant would have the power to indemnify such person against such expenses, liability, or loss under the DGCL or the Bylaws.

In addition, the Registrant has entered into contractual indemnification agreements with each director and certain officers of the Registrant, as designated by the Registrant's Board of Directors, to indemnify such individuals to the full extent permitted by law. These agreements also address certain procedural and substantive matters that are not covered, or are covered in less detail, in the Bylaws or by the DGCL. The Registrant also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Document

5.1*	Opinion of Haynes and Boone, LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1
Restated 1996 Flexible Stock Incentive Plan, as amended and restated effective as of June 5, 2012 (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed September 8, 2014).

99.2	Blucora, Inc. 2015 Incentive Plan as Amended and Restated (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 25, 2016).

* Filed herewith.

Item 9.    Undertakings.

A.    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on October 27, 2017.

BLUCORA, INC.
By:	/s/ Ann J. Bruder
Ann J. Bruder
Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Clendening and Ann J. Bruder, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ John S. Clendening	President, Chief Executive Officer, and Director	October 26, 2017
John S. Clendening	(Principal Executive Officer)

/s/ Eric M. Emans	Chief Financial Officer	October 25, 2017
Eric M. Emans	(Principal Financial Officer and Principal Accounting Officer)

/s/ William L. Atwell	Chairman and Director	October 27, 2017
William L. Atwell

/s/ Steven Aldrich	Director	October 25, 2017
Steven Aldrich

/s/ Lance G. Dunn	Director	October 25, 2017
Lance G. Dunn

/s/ H. McIntyre Gardner	Director	October 25, 2017
H. McIntyre Gardner

/s/ Georganne C. Proctor	Director	October 26, 2017
Georganne C. Proctor

/s/ Christopher W. Walters	Director	October 26, 2017
Christopher W. Walters

/s/ Mary S. Zappone	Director	October 26, 2017
Mary S. Zappone